UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

On May 2, 2014, Starboard Value LP issued the following press release.

IVS VOTING REPORT CONFIRMS THAT STARBOARD DELIVERED WRITTEN REQUESTS TO CALL A SPECIAL MEETING FROM HOLDERS OF APPROXIMATELY 57% OF DARDEN’S SHARES

Starboard Files Preliminary Proxy Materials for Upcoming Special Meeting Of Darden Shareholders

Delivers Letter to Darden Board Urging the Company to Immediately Provide Notice of the Special Meeting without Further Undue Delay

Extremely Disappointed with Darden’s Failure to Date to Recognize the Urgency of the Special Meeting Despite Strong Shareholder Support from Holders of Approximately 57% of the Company’s Shares

Cautions the Company Not to Seek to Complete the Red Lobster Separation Prior to the Special Meeting without Shareholder Approval

NEW YORK, May 2, 2014 -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”) (NYSE: DRI), with ownership of approximately 5.5% of the outstanding common stock of the Company, today announced that the independent inspector of elections, IVS Associates, Inc., has issued a voting report confirming that Starboard delivered valid written requests to call a special meeting of shareholders of the Company (the “Special Meeting”) from the holders of approximately 57% of the Company’s outstanding shares.   Starboard also announced today that it has filed preliminary proxy materials with the Securities and Exchange Commission in connection with its solicitation of proxies for the Special Meeting, at which Starboard will present a non-binding resolution urging Darden’s Board of Directors (the “Board”) not to approve any agreement or proposed transaction involving a Red Lobster separation or spin-off prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

Starboard also announced today that it has delivered a letter to the Board urging the Company to hold the Special Meeting immediately and without unnecessary delay.

The full text of the letter to the Board follows:

May 2, 2014

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, FL 32837
Attn: Board of Directors

Dear Board of Directors:

On April 22, 2014, Starboard Value LP (“Starboard”) delivered written requests to Darden Restaurants, Inc. (“Darden” or the “Company”) to call a special meeting of shareholders (the “Special Meeting”) from the holders of more than 55% of the Company’s outstanding shares.  On April 25, 2014, Starboard delivered a supplement to its April 22nd letter enclosing additional written requests Starboard received from Darden shareholders.  Starboard has now delivered written requests to the Company from the holders of approximately 57% of Darden’s outstanding shares, well in excess of the 50% required to call the Special Meeting.  Further, on May 2, 2014, IVS released a preliminary certification report confirming that Starboard delivered valid written requests representing approximately 57% of the Company’s shares outstanding.

When interpreting these results, it is important to understand that we believe that approximately 20% of the Company’s outstanding shares are held by retail investors (who generally have extremely low vote totals) and, based on the short interest in the Company, approximately 10% of the outstanding shares are out on loan and therefore were not eligible to vote as of the record date.  Therefore, given the limited number of shares realistically available to vote, our receipt of written requests from holders of approximately 57% of the Company’s outstanding shares clearly demonstrates that the shareholders of Darden overwhelmingly support the calling of the Special Meeting.

As you know, we intend to present the following proposal at the Special Meeting:

to approve a non-binding resolution urging the Board of Directors of Darden (the “Board”) not toapprove any agreement or proposed transaction involving a Red Lobster separation or spin-off(the “Red Lobster Separation”) prior to the 2014 Annual Meeting of Shareholders (the “2014Annual Meeting”) unless such agreement or transaction would require shareholder approval.

Shareholders have taken an important step by actively consenting to the calling of the Special Meeting.  We have successfully worked within the tight confines of Darden’s Charter and Bylaws, which set the threshold for calling a special meeting of shareholders at the maximum permitted under Florida law (50%, compared to the default Florida provision of 10%).  This strong effort unequivocally demonstrates that shareholders demand the opportunity to attend a Special Meeting where their voices may be clearly heard regarding the irreversible and potentially value-destructive Red Lobster Separation before it is too late.  We fully expect for the Board to uphold its legal responsibilities and fiduciary duties by promptly calling the Special Meeting.

We are extremely disappointed and highly concerned with Darden’s response to date to our delivery of more than sufficient written requests to call the Special Meeting.  Shareholders have clearly spoken.  Why are you continuing to downplay the significance of this extraordinary action and thereby making it so difficult for shareholders to exercise their rights?

These are the shareholders whom you were elected to represent, and it is your responsibility to act in their best interests.  The shareholders have clearly told you in submitting their written requests that the calling of the Special Meeting is critical for protecting their investment in Darden, and we expect you to schedule the Special Meeting without further delay.  Your statement that the Company will “address the Special Meeting request as appropriate” is woefully inadequate and illustrative of your poor governance practices and dismissive approach towards your own shareholders.

We remind you that if the Company has not provided notice to shareholders of the Special Meeting by Tuesday, May 6, 2014 for a Special Meeting to be held within sixty (60) days of such date, then we will have no choice but to conclude that you do not have a good-faith intent to call the Special Meeting in a timely manner. Please schedule the Special Meeting post haste.

It is also critical that you recognize that you should not commit to any transaction for Red Lobster prior to the Special Meeting unless such transaction is subject to shareholder approval.  We believe that for the Board to definitively commit the Company to any Red Lobster Separation transaction before giving shareholders the opportunity to express their opinions at the Special Meeting would be an egregious violation of good corporate governance, and would clearly signal that this Board does not regard its duties to shareholders as a priority.

We believe Darden’s continued attempts to prevent and now delay the Special Meeting, a right afforded to all shareholders under Florida law, is a clear failure of corporate governance for which you must be held accountable. In light of these corporate governance concerns, coupled with Darden’s dismal operating and stock price performance, we believe substantial change at Darden may be required, and are prepared, if necessary, to put forth a majority slate of directors for election at the 2014 Annual Meeting to ensure that shareholders of Darden have a Board that is both well equipped to oversee the Company’s operations and strategy and open to listening to its shareholders.

Best Regards,

Jeffrey C. Smith
Managing Member
Starboard Value LP

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Leaders Delta LLC ("Delta LLC"), Starboard Leaders Fund LP ("Leaders Fund"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value A LP ("Starboard A LP"), Starboard Value A GP LLC ("Starboard A GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"),  Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock and Craig S. Miller.

As of the date hereof, Starboard V&O Fund directly owns 1,161,790 shares of common stock, no par value of the Company (the "Common Stock").  As of the date hereof, Starboard S LLC directly owns 281,286 shares of Common Stock.  As of the date hereof, Starboard C LP directly owns 172,625 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  As of the date hereof, Delta LLC directly owns 1,272,025 shares of Common Stock.  Leaders Fund, as a member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A LP, as the general partner of Leaders Fund and the managing member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  As of the date hereof, Starboard Value LP beneficially owns 7,250,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Delta LLC, and 4,362,274 shares of Common Stock held in the Starboard Value LP Accounts.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 7,250,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Delta LLC and held in the Starboard Value LP Accounts.  .  As of the date hereof, Mr. Blum directly owns 1,000 shares of Common Stock.  As of the date hereof, Mr. Sonsteby directly owns 1,500 shares of Common Stock.  As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock.  As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock.